Exhibit 99.2(k)(i)

ADMINISTRATIVE SERVICES AGREEMENT

between

DMR Mortgage Opportunity Fund LP

and

LaSalle Bank National Association

dated

April 30, 2008

Table of Contents

Page

1.	Certain Defined Terms	1

2.	Appointment and Duties of the Administrator	1

3.	Anti-Money Laundering	2

4.	Fees and Expenses	2

5.	Other Activities	3

6.	Delegation	3

7.	Confidentiality	3

8.	Non-Solicitation	4

9.	Representations, Warranties and Covenants	5

10.	Limitation of Liability	8

11.	Indemnification	10

12.	Ownership and Delivery of Documents; Other Property Rights	11

13.	Term and Termination	11

14.	Force Majeure	12

15.	Survival	13

16.	Miscellaneous	13

SCHEDULES

Schedule I - Administrator; Investment Fund; Management Entities, Fund Documents

Schedule 2 - Defined Terms

Schedule 3 - Services

Schedule 4 - Fees

Schedule 5 - Authorized Persons

EXHIBITS

Exhibit A – Power of Attorney

i

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT dated as of 30 April, 2008 (this “Agreement”) between the party listed as the Administrator on Schedule 1, Section 1 (the “Administrator”) and the party or parties listed as the Client on Schedule 1, Section 2 (the “Client” and, together with the Administrator, the “Parties”).

WITNESSETH

WHEREAS, the Administrator provides fund accounting and administrative services to investment vehicles; and

WHEREAS, the Client is in the business of investing in securities as more fully described in the Memorandum (as defined below); and

WHEREAS, the Client wishes to engage the Administrator to perform certain accounting, administrative, investor and other services, as described in this Agreement and set forth on Schedule 3, and the Administrator has agreed to perform such services for the Client on the terms and conditions set out in this Agreement;

NOW, THEREFORE, the Parties agree as follows:

1.           Certain Defined Terms.  For the purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings specified on Schedule 2.

2.           Appointment and Duties of the Administrator.

(a)           The Client hereby appoints the Administrator to act as administrator of the Client and the Administrator hereby accepts such appointment, pursuant and subject to the terms and conditions provided herein.  The Client hereby grants the Administrator all power and authority to act for the Client as necessary to carry out the Administrator’s obligations under this Agreement, including, without, limitation, opening bank, brokerage and custody accounts on behalf of the Client, and, at the request of the Administrator, the Client shall execute and deliver one or more Limited Powers of Attorney in the form of Exhibit A to further evidence the same.

(b)           The Administrator agrees to provide to the Client the services set forth on Schedule 3 (the “Services”) in accordance with and subject to the terms and conditions provided herein.  In performing the Services, the Administrator shall use commercially reasonable efforts to comply (on behalf of the Client) with the applicable provisions of the Fund Documents, the Material Agreements and resolutions of the Client or the Manager provided in writing to the Administrator by the Client or the Manager; provided, however, such compliance by the Administrator shall not be required to the extent it may be contrary to Applicable Law.

(c)           The Client shall give timely Instructions to the Administrator in regard to matters affecting the Administrator’s duties under this Agreement.

(d)           The Client shall cooperate with the Administrator in connection with the matters described herein.  Without limiting the generality of the foregoing, the Client shall use its reasonable efforts to supply in a timely fashion any information maintained by it that the Administrator may from time to time reasonably request or that may be reasonably required to permit the Administrator to perform its obligations hereunder.

(e)           If, in performing its duties under this Agreement, the Administrator is required to decide between alternative courses of action, the Administrator may request Instructions from the Client or the Manager as to the course of action desired by it.  If the Administrator does not receive such Instructions within two Business Days after it has requested them, the Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action if the Administrator as promptly as possible notifies the Client which course of action, if any, it has decided to take.  The Administrator shall act in accordance with Instructions received after such two Business Days except (so long as it has provided the notice set forth in the prior sentence) to the extent it has already taken, or committed itself to take, action inconsistent with such Instructions.

(f)           For the avoidance of doubt and notwithstanding any other provision of this Agreement, the Administrator shall not be responsible for monitoring the investment objectives and restrictions of the Client, nor any function carried out by the Manager nor compliance by the Client with the Fund Documents or Material Agreements, except as specifically required herein.

3.           Anti-Money Laundering.  The Client acknowledges and agrees that the Client is responsible to ensure that it is in compliance with applicable anti-money laundering rules and regulations and to supervise any anti-money laundering review or monitoring conducted by it or on its behalf.  The Client hereby acknowledges that the Administrator shall have no responsibility for performing or monitoring the performance of any anti-money laundering procedures undertaken by the Client and shall have no liability to the Client for any violation of any anti-money laundering rules or regulations.

4.           Fees and Expenses.

(a)           In exchange for the performance of the Services, the Client shall pay to the Administrator the fees set forth on Schedule 4.

(b)           The Administrator shall be entitled to charge the Client a reasonable administrative closing fee and other fees in accordance with its custody practice for providing assistance with any closing, liquidation, termination or transfer of administrative services to the Client and all related costs and expenses related thereto, in accordance with Schedule 4.

(c)           The Administrator shall not be required to incur for its own account, and shall be reimbursed by the Client for, or cause to be paid by the Client directly, any unanticipated costs and out-of pocket expenses reasonably incurred on behalf of the Client including, but not limited to, formation costs, consultancy fees, interest charges, fees and expenses of attorneys and auditors, taxes and governmental fees, any expenses (including clerical expenses) of issue, redemption/withdrawal or transfers of shares or interests (as the case may be) in the Client, pricing services, expenses of printing and distributing reports, notices and proxy materials for Investors, all charges for courier services, postage, telephone and faxing incurred by the Administrator in the proper performance of its duties under this Agreement, expenses of printing reports and other documents, costs of attending Directors’ or Investors’ meetings, expenses of printing and distributing Fund Documents and listing particulars (if any), expenses of convening and holding Investors’ meetings, insurance premiums and any other expenses which may be properly payable by the Client.  Notwithstanding the foregoing, the Administrator shall pay its own personnel and overhead and all recurring, anticipated out-of pocket costs and expenses arising from the performance of the Services under this Agreement.  The Administrator shall document such costs and out-of-pocket expenses and provide such documentation to the Client upon request.

(d)           If the Services to be provided under this Agreement include providing a corporate secretary to the Client, in respect of the provision of the services of corporate secretary, if any, set out in Schedule 3, the Administrator will hire a third party vendor to perform such services and will bill the Client at the Administrator’s cost.

(e)           All amounts payable by the Client to the Administrator hereunder shall be paid together with all applicable sales and other goods and services taxes but otherwise free and clear of and without deduction or set-off of any amount in respect of taxes or any other amount whatsoever.

(f)           The Client shall establish with the Custodian a non-interest bearing deposit account (the “Operating Account”) entitled “LaSalle Bank National Association, as Administrator on behalf of DMR Mortgage Opportunity Fund – Operating Account”.  The Client may direct the Custodian to invest funds on deposit in the Operating Account in investments selected by the Client.  On a monthly basis, the Client will authorize the Administrator to deduct from the Operating Account the fees and expenses payable or reimbursable to the Administrator hereunder and the Administrator may so instruct the Custodian from time to time.  On or prior to the first date on which any such fees or expenses shall be due hereunder, the Client shall issue to the Custodian a standing order authorizing the Custodian to comply with such instructions of the Administrator.

5.           Other Activities.  The Services provided by the Administrator to the Client hereunder are not exclusive to the Client.  The Administrator currently renders and, during the term of this Agreement, the Administrator may render, fund administration services and other services to other clients including funds that may compete with the Client.

6.           Delegation.  The Administrator may, in its sole discretion, delegate to or sub-contract with any Person (a “Sub-Contractor”) including, without limitation, an Affiliate of the Administrator, to perform any duties or functions to be performed by the Administrator hereunder on such terms and conditions as the Administrator determines.  Unless otherwise agreed between the Client and the Administrator, any fees payable to any Sub-Contractor shall be borne by the Administrator.

7.           Confidentiality.

(a)           The Administrator will not, without the Client’s prior written consent (which shall not be unreasonably withheld), disclose any Confidential Information with respect to the Client furnished to it under this Agreement, except (i) to the Administrator’s Affiliates and to the

Administrator’s and its Affiliates’ officers, directors, partners, members, managers, employees, auditors and counsel, in each case only to the extent necessary for the Administrator’s performance and administration of this Agreement, (ii) to any Client Party, (iii) to the Custodian, (iv) as may be required to comply with any Applicable Law or otherwise as required in connection with litigation (and the Administrator agrees that it will, to the extent reasonably practicable and if permitted by Applicable Law, give the Client prior written notice of such disclosure reasonably sufficient to permit the Client to contest such disclosure), (v) to governmental or regulatory authorities (including bank examiners) or national rating agencies that require access to information about the Administrator in connection with ratings issued to the Administrator, upon their request therefore, (vi) to any successor or assignee of the Administrator permitted hereunder (provided that such successor or assignee agrees to be bound by the provisions of this Section), and (vii) in connection with the Administrator’s enforcement of its rights hereunder.  Any information otherwise authorized or permitted to be disclosed or provided by the Administrator under this Agreement may be disclosed or provided by the Administrator via internet, web-based server or electronic mail and use of such medium shall not be considered to cause a breach of its confidentiality obligations set forth in this Section 7(a).

(b)           The Client acknowledges that the Administrator Information constitutes trade secrets proprietary to the Administrator, and the Client agrees that the Client Parties shall keep the Administrator Information confidential and utilize the Administrator Information solely for the Client’s own investment and trading activities.  The Client further agrees to take or cause to be taken all commercially reasonable precautions to maintain the secrecy and confidentiality of such Administrator Information.  The Client will not use or permit the use of internet-based services or any of the Administrator Information for any illegal purpose.  The Client further acknowledges that if any internet services are provided by the Administrator that all intellectual property rights therein, including the Administrator Information, are the property of the Administrator and that the Client will not have any right to reproduce, sell, license, or distribute any Administrator Information or any portion thereof without the prior approval thereof by the Administrator.  The Client agrees that the Client Parties may release Administrator Information only (i) as may be required to comply with any applicable law or pursuant to legal process or otherwise as required in connection with litigation (and the Client agrees that it will, to the extent reasonably practicable and if permitted by applicable law, give the Administrator prior written notice of such disclosure reasonably sufficient to permit the Administrator to contest such disclosure), (ii) to governmental or regulatory authorities (including bank examiners) or national rating agencies that require access to information about the Client in connection with ratings issued to the Client, upon their request therefore, (iii) to any successor or assignee of the Client permitted hereunder (provided that such successor or assignee agrees to be bound by the provisions of this Section), and (iv) in connection with the Client’s enforcement of its rights hereunder.  The Client’s obligations hereunder with regard to any Administrator Information furnished to it shall terminate two years after the termination of this Agreement.

(c)          Notwithstanding anything to the contrary herein, the Administrator may use the name of the Client as part of a representative list for marketing purposes.

8.            Non-Solicitation.

(a)           During the term of this Agreement, and for a period of one year thereafter, the Client agrees that neither the Client nor any other Client Party shall, directly or indirectly, either for itself or on behalf of any Person, without the prior written consent of the Administrator, solicit to employ any Person who as of the date hereof is, or at any time during the term of this Agreement enters into, the employ of the Administrator or any of its Affiliates.

(b)          The Client acknowledges and agrees that, due to the unique nature of the Services to be provided by the Administrator’s employees and the confidential nature of the information the Administrator’s employees will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Administrator.  The Client expressly acknowledges the importance to the Administrator of the covenants set forth in this Section 8, and recognizes that the Administrator would not enter into this Agreement and would not permit the Client access to the Administrator’s services without the Client’s agreement thereto.

9.            Representations, Warranties and Covenants.

(a)           The Client hereby represents and warrants to and covenants with the Administrator as follows:

(i)           The Client (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (B) is duly qualified and in good standing as a foreign limited partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where failure so to qualify and be in good standing or to be licensed could have a material adverse effect upon the Client’s capacity to perform its obligations hereunder, and (C) has all requisite limited partnership power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(ii)          The execution, delivery and performance by the Client of this Agreement and all related agreements, instruments or documents required or contemplated hereby are within the Client’s powers, have been duly authorized by all necessary action and do not and will not (A) contravene any Fund Document or other constituent document of the Client, (B) contravene any contractual restriction binding on the Client or require any consent under any agreement, instrument or document to which the Client is a party or by which any of its properties or assets is bound, (C) result in or require the creation or imposition of any lien, security interest or other claim on or against any property or assets of the Client except to the extent expressly permitted hereunder, or (D) violate any law, rule or regulation, order, writ, judgment, injunction, decree, determination or award or other legal requirement applicable to the Client or to the property or assets of the Client.

(iii)         No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any governmental or regulatory authority, body or entity in any jurisdiction or any other third party (except such as have been obtained or made and are in full force and effect, evidence of which has been provided to the Administrator, if and to the extent so requested) is required to authorize, or is required in connection with (A) the execution, delivery and performance by the Client of this Agreement or any agreement, instrument or document required or contemplated hereby, or (B) the legality, validity, binding effect or enforceability of this Agreement or any such other agreement, instrument or document.

(iv)         This Agreement has been duly executed and delivered by or on behalf of the Client and is the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(v)          The Client has complied and will continue to comply in all material respects with all laws, rules and regulations having application to its existence, its business, properties and assets, its execution, delivery and performance of this Agreement, the Fund Documents, the Material Agreements, or otherwise.  Each Material Agreement is in full force and effect and the Client is not in default under any provision of any such Material Agreement.

(vi)         The Client has delivered to the Administrator (A) executed copies of each Fund Document and Material Agreement and (B) a copy of the resolutions of the Client approving the appointment of the Administrator as the Client’s administrator, and authorizing the Client’s execution, delivery and performance of this Agreement.  The Client will deliver to the Administrator any other documents and information the Administrator may from time to time reasonably require to enable it to perform the Services and comply with its duties and obligations under this Agreement.  The Client shall not amend, supplement or otherwise modify or cause to be amended, supplemented or otherwise modified, any Fund Document or Material Agreement, if such amendment, supplement or other modification could have a material adverse effect, or impose additional obligations, on the Administrator except with the Administrator’s prior written consent, which shall not be unreasonably withheld.

(vii)        The Client shall deliver to the Administrator promptly any new Fund Document or Material Agreement and any replacement for or amendment or supplement to any Fund Document or Material Agreement.

(viii)       The Client shall furnish or cause third parties to furnish to the Administrator financial and other information reasonably required to enable the Administrator to perform the Services.

(ix)          The Client shall promptly supply and where appropriate it shall procure that each Client Party promptly supplies all such information, documents, and instructions as are required by the Administrator to fulfill its obligations under this Agreement and under any applicable legislation.

(x)           The Client shall promptly notify the Administrator of any change in information in respect of any Investor of which the Client has notice.

(xi)          There is no administrative, civil or criminal proceeding pending or, to the Client’s knowledge, threatened against the Client or the Manager that could have a material adverse effect on the Client’s business or financial condition.

(xii)         The Client will (A) with all reasonable expedition approve or disapprove, or procure the Manager to approve or disapprove, transfers of Interests submitted to it by the Administrator; and (B) not itself prepare, or issue, or instruct any other Person to prepare or issue, any Interest, or any certificates therefore or other evidence thereof, or accept for registration any transfer of any Interest, and upon receipt of any document affecting title to the Interest will immediately forward it to the Administrator.

(xiii)        All information provided or to be provided by the Client or the Manager in any offering document of the Client (except as to information about the Administrator, if any, furnished by it in writing specifically for inclusion therein, as to which the Client makes no representation), was or will be, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(xiv)        Notwithstanding any other provisions contained in this Agreement, the Client acknowledges that (A) the Services to be provided to the Client by the Administrator pursuant to the terms of this Agreement do not constitute fiduciary advice to the Client or the Manager; and (B) neither the Administrator nor any of its officers, directors or employees exercise any discretion or control with respect to the management or disposition of the assets of the Client; and the Administrator will not, under any circumstances, be required to undertake any action that could possibly characterize the Administrator as a fiduciary, as defined in Section 3(21) of Employee Retirement Income Security Act of 1974 (“ERISA”), of the Client or any Plan whose assets are invested in the Client.

(xv)         The Client will, or will ensure that the Manager will, promptly notify the Administrator in writing if it reasonably expects that the assets of the Client will constitute the assets of any Plan, within the meaning of the Plan Asset Regulations.

(xvi)        The Client shall furnish or cause third parties to furnish to the Administrator any information in respect of the Client reasonably required to enable the Administrator to perform any internal anti-money laundering procedures of the Administrator that the Administrator shall establish for its own purposes.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing materially incomplete or inaccurate, the Client shall promptly notify the Administrator of the occurrence of such event.  The foregoing covenants represent the continuing promises of the Client hereunder during the term of this Agreement and the Client shall promptly notify the Administrator upon the Client’s failure or anticipated failure to perform any such undertaking.

(b)           The Administrator hereby represents, warrants and covenants to the Client as follows:

(i)           The Administrator is duly organized and validly existing under the laws of the jurisdiction of its formation and has full power and authority and is permitted by applicable law to enter into and perform its obligations under this Agreement, and to own its properties and conduct its business as described in this Agreement.

(ii)          Its performance of its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Administrator is a party or by which it is bound or to which any of the property or assets of the Administrator is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Administrator or to the property or assets of the Administrator.

(iii)         The Administrator has complied and will continue to comply with all laws, rules and regulations having application to its existence, its business, properties and assets, its execution, delivery and performance of this Agreement or otherwise.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing materially incomplete or inaccurate, the Administrator shall promptly notify the Client of the occurrence of such event.

10.           Limitation of Liability.

(a)           The Administrator will have no responsibility under this Agreement other than to render the Services expressly called for hereunder in good faith and without fraud, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.  The Administrator shall have no liability to the Client for any loss or damage whatsoever suffered or incurred by the Client as a consequence of any Services rendered by the Administrator to the Client, provided that the Administrator shall be liable to the Client for any and all liabilities or expenses arising out of the Administrator’s gross negligence, fraud, willful misfeasance or reckless disregard of its duties hereunder.  The Administrator shall in no event have any liability for the actions or omissions of the Client or the Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Client or the Manager or another Person except to the extent that such inaccuracies or errors are caused by the Administrator’s own criminal conduct, fraud, bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.  In addition, the Administrator shall be entitled to use and rely (in good faith) upon any reputable electronic financial information reporting service, and shall have no liability for inaccuracies in the information reported by, or other errors or omissions of, any such service.  The Administrator shall not be liable for failing to perform or delay in performing its specified duties hereunder which result from or is caused by a failure or delay on the part of the Client or the Manager or another Person in furnishing necessary, timely and accurate information to the Administrator, except to the extent that any failure or delay is caused by the Administrator’s own criminal conduct, fraud, bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.  The duties and obligations of the Administrator and its employees or agents shall be determined solely by the express provisions of this Agreement and such Persons shall not be under any obligation or duty except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them.  In no event shall the Administrator be liable to the Client, any Investor, or any other Person for loss of profit, goodwill or other indirect, special, or consequential damages suffered by the Client or any other Person.

(b)           The Client further agrees that the Administrator shall have no liability to the Client, any Investor, or any other Person for rejecting, or otherwise failing to process, and that it may in its sole and absolute discretion reject or decline to process, any subscription or redemption in the Client by an Investor or potential Investor, or any related wire transfer for any reason including, but not limited to, such subscription, redemption, or wire transfer is not made or submitted by the Investor, wiring bank or other third party in accordance with the terms set forth in the Fund Documents; provided, however, that nothing herein shall prevent the Administrator from processing subscriptions or redemptions in the Client, or any related wire transfer of funds, on a good faith basis, notwithstanding receipt of such documents or funds after the deadlines set forth in the Fund Documents.  The Administrator shall not have any liability to the Client, any Investor, or any other Person for any loss or damage caused by the action or inaction of any Sub-Contractor that is not an Affiliate of the Administrator; provided that the Administrator exercised reasonable care in the selection of such Sub-Contractor; and provided, further, that the Administrator has used reasonable care, skill and caution in establishing the scope and specific terms of any delegation to any Sub-Contractor, and in periodically reviewing the Sub-Contractor’s actions in order to monitor overall performance and compliance with the scope and specific terms of such delegation.

(c)           The Administrator shall not be liable to the Client, any Investor, or any other Person for any action taken or failure to act in good faith in the performance of the Services pursuant to this Agreement:

(i)           in accordance with Instructions;

(ii)          in accordance with any legal opinion or reasonable legal advice received from any reputable law firm chosen by the Administrator, the Manager, or the Client; or

(iii)         in reliance upon any opinion, advice or any information obtained from any broker, valuer, or other expert competent to give such opinion, advice or information whether reporting to the Client, the Manager, or the Administrator, upon which such opinion, advice or information the Administrator may, in the absence of manifest error, rely without inquiry, and the Administrator may rely conclusively on any Instructions, notice, certificate or other document (including, without limitation, telecopier or electronically transmitted instructions, documents or information) furnished to it hereunder and reasonably believed by it in good faith to be genuine.  The Administrator shall not be bound to make any investigation into the facts or matters stated in any Instructions, certificate, report or other document; provided, however, that if the form thereof is prescribed by this Agreement, the Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof.

(d)           (i)           The Administrator will not be responsible for any act or omission of any administrator appointed prior to the date hereof or for any loss incurred as a result of any act or omission prior to the date hereof.

(ii)          The Administrator will be entitled to rely upon the accuracy of any fair market value of any asset of the Client and profit or loss of the Client, audited or unaudited accounts and reports, financial books and records, and registers which have been issued, prepared or maintained by or on behalf of the Client prior to the date hereof and the Administrator is expressly relieved from any duty or obligation to verify the information contained within such documents.

(iii)         The Administrator will be entitled to treat as valid any Interest certificate purporting to have been issued by or on behalf of the Client prior to the date hereof and the Administrator is hereby expressly relieved from any duty or obligation to verify the signature or authority to sign of the person or persons purporting to sign any such certificate on behalf of any other institution previously appointed as registrar of the Client.

(iv)         For purposes of offering valuation services, the Administrator will maintain a list of acceptable third party pricing vendors and the Client may notify the Administrator of its preference, if any, among them.

11.           Indemnification.

(a)           The Client shall indemnify, hold harmless and defend the Administrator, its officers, directors, employees, shareholders, Affiliates, agents, assigns and delegates (each, a “Client Indemnified Party”) from and against any loss, liability, cost or expense (including reasonable legal and accounting fees and expenses with respect to any action or proceeding between the Parties or otherwise) (collectively, “Losses”) incurred by the Indemnified Party in connection with this Agreement, except to the extent of Losses arising out of the Client Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct in the performance of its duties pursuant to this Agreement.

(b)           The Administrator shall indemnify, defend and hold harmless the Client and its officers, directors and employees (each, an “Administrator Indemnified Party” and alternatively with the Client Indemnified Parties, an “Indemnified Party”) from and against any loss, liability, cost or expense (including the reasonable legal and accounting fees and expenses with respect to any action or proceeding between the Parties or otherwise) arising out of the Administrator’s fraud, bad faith, gross negligence or willful misconduct in the performance of its duties pursuant to this Agreement.  The Administrator shall not be liable for indirect, punitive, special or consequential damages under or pursuant to this Agreement.

(c)           Promptly after receipt by an Indemnified Party of notice of the commencement of an action or claim to which Section 11(a) or (b) may apply, the Indemnified Party shall notify the Client or the Administrator, as applicable, in writing of the commencement of such action or claim if a claim for indemnification in respect of such action or claim may be made against the Client or the Administrator, as applicable, under such Section; but the omission so to notify the Client or the Administrator, as applicable, shall not relieve the Client or the Administrator, as applicable, from any liability which the Client or the Administrator, as applicable, may have to the Indemnified Party under such Section (except where such omission shall have materially prejudiced the Client or the Administrator, as applicable) or otherwise.

12.           Ownership and Delivery of Documents; Other Property Rights.

(a)           All Records shall be the exclusive property of the Client.  Except as otherwise authorized by the Client, all such Records (other than those which are not of a material nature) shall be preserved by the Administrator (in such format as the Administrator determines in its discretion) for a period of at least five years from the end of the period to which they relate or until they are delivered to a duly appointed successor to the Administrator.  Such records shall be available to the Client in a timely manner upon request.

(b)           Subject to Section 7, if the Administrator receives any request or demand for the inspection of the Records of the Client from any governmental or regulatory authority or Investor, the Administrator will, to the extent practicable and lawful under the circumstances, endeavor promptly to notify the Client and to secure Instructions from the Client or the Manager as to how to respond to such request or demand for inspection.  Subject to the rights of the Administrator to disclose such Confidential Information as permitted under Section 7, the Administrator shall abide by the Client’s or the Manager’s Instructions, provided that any inspection shall be further subject to the Administrator’s right to designate the time and place of such inspection; provided further that the Administrator may not notify the Client and/or grant the request or demand for inspection without Instructions or in contravention of specific Instructions if the Administrator is advised by legal counsel to the Administrator or the Client that any such notification or compliance with any such Instructions by the Administrator would contravene any applicable law, order, rule or regulation.

(c)           Notwithstanding the foregoing provisions of this Section 12 or anything else in this Agreement expressly or by implication to the contrary, all property rights to the systems, computer programs and procedures owned, licensed, used by or on behalf of the Administrator to perform Services under this Agreement are the property of the Administrator, shall remain solely with the Administrator and may not be used by the Client or the Manager for any purpose.  The foregoing includes all property and materials developed or created by the Administrator in connection with providing Services under this Agreement, including, but not limited to, techniques, algorithms, tools, interfaces, media conveyors, software, menus, codes, methods, systems, processes, computer programs, operating instructions, unique design concepts and all documentation developed for or specifically relating thereto, and reports and notes prepared by the Administrator (excluding Records and documents and information furnished to the Administrator by the Client).

13.           Term and Termination.

(a)           This Agreement shall commence on the date hereof and shall continue in full force and effect through the first anniversary of this Agreement and thereafter will be automatically extended for successive one year terms (each such annual ending date, a “Termination Date”); provided, however, that either party may terminate this Agreement as provided in this Section 13 and in Section 14.

(b)           This Agreement may be terminated:

(i)           by either Party upon at least 30 days’ written notice from one Party to the other Party;

(ii)          by either Party, immediately, if the other Party commits a material breach of this Agreement and fails to remedy such breach within 10 Business Days of receipt of notice from the non-defaulting party requiring it to do so;

(iii)         by the Client, immediately, if the Administrator enters into liquidation or a receiver is appointed over any of the assets of the Administrator;

(iv)         by the Administrator, immediately, upon dissolution of the Client or at any time upon the failure of the Client to be duly constituted and registered in all applicable jurisdictions or upon failure by the Client or the Manager to comply in any material respect with any law applicable to it; or

(v)          by the Administrator, immediately, if to continue to provide Services under this Agreement would constitute a violation of Applicable Law.

(c)           Upon termination and settlement of any amounts due under this Agreement, including unpaid compensation due pursuant to Section 4 hereof, the Administrator shall return all Records to the Client, as well as all original books and records of the Client.  All costs related to the transfer of Records to the Client will be borne by the Client.  Notwithstanding the foregoing, the Administrator may retain any portion of such Records or copies thereof that it needs to retain for legal or regulatory purposes.

(d)           In the event of the termination of this Agreement, the Parties agree to cooperate in the transition of the administrative responsibilities to a new administrator.  All costs related to the transition will be borne by the Client.

(e)           The Administrator may at its election terminate this Agreement in the event that the Client or the Administrator goes into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation, upon the terms previously approved in writing by the other party) or if an administrator, administrative receiver or other receiver of any of the assets of either party, is appointed.

14.           Force Majeure.  Notwithstanding any other provision contained in this Agreement, no Party shall be liable for any action taken, delay or any failure to take any action required to be taken hereunder or otherwise to fulfill its obligations hereunder (including, but not limited to, the failure to receive or make any payment) in the event and to the extent that the taking of such action, delay or such failure arises out of or is caused by or directly or indirectly due to war, act of terrorism, insurrection, riot, labor disputes, civil commotion, act of God, accident, fire, water damage, explosion, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control or the reasonable control of any delegate or securities system (a “Force Majeure”).  The non-performing Party shall use all reasonable efforts to minimize the effect of any Force Majeure.  In any such event, the non-performing Party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.  If the non-performing Party is prevented from performing its obligations under this Agreement as a result of a Force Majeure event for a continuous period of 20 Business Days, the other Party shall be entitled to terminate this Agreement with immediate effect following the expiration of such 20 Business Day period.  If either party is affected by Force Majeure, it shall promptly notify the other party of the nature and extent of the circumstances in question.

15.           Survival.  Notwithstanding anything else in this Agreement to the contrary, the provisions contained in Sections 3, 4, 7, 8, 10, 11, 12 and this Section 15 shall survive any expiration or termination of this Agreement.

16.           Miscellaneous.

(a)           Entire Agreement.  This Agreement, including Schedules 1 through 5 and any additional schedules hereto and any permitted amendment, modification or supplement hereof or thereof, constitutes the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement with respect to the subject matter hereof shall be binding as between the Parties unless it shall be in writing and signed by both Parties subsequent to the date hereof.

(b)           Legal Advice.  The Administrator may, at the expense of the Client, refer any legal question to (i) with the prior written consent of the Client, the legal advisors of the Client (whose name shall from time to time be notified by the Client to the Administrator) or (ii) to other counsel selected by the Administrator and may act on any opinion given by such legal advisors, without being responsible for the correctness of the opinion or for any result which may follow from so acting.

(c)           Assignment.  This Agreement shall not be assigned by either Party hereto without the prior express written consent of the other Party.  The consent of the Client to assignment by the Administrator shall not be unreasonably withheld or delayed.  The Administrator may, in its sole discretion, consent or not consent to any requested assignment by the Client.  The Parties hereto acknowledge and agree that the different standards provided in this Section 16(c) are intentional and reflect the different interests and concerns of the Parties with respect to any proposed assignment.  Notwithstanding the foregoing, any organization or entity into which the Administrator may be merged or converted or with which it may be consolidated, any organization or entity resulting from any merger, conversion or consolidation to which the Administrator shall be a party and any organization or entity succeeding to all or substantially all of the fund administration business of the Administrator shall be the successor Administrator hereunder without the execution or filing of any paper or any further act of any of the parties hereto.

(d)           Amendment; Waiver.  This Agreement shall not be amended unless such amendment shall be in writing and signed by the Parties hereto.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by either Party to assert its rights hereunder on any occasion or series of occasions.

(e)           Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given or made four Business Days after being mailed, first class postage prepaid, or when delivered, if delivered by hand, overnight courier, email or facsimile transmission (or, if delivered after the close of normal business hours, at the beginning of normal business hours on the next Business Day), to the party to which such notice, request, demand or other communication is required or permitted to be given or made hereunder, addressed to such party at its address, email address or facsimile number set forth on Schedule I hereto or at such other address or facsimile number as such party may hereafter specify by a notice to the other party.

(f)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

(g)           Submission to Jurisdiction.  For purposes of any suit, action or proceeding involving this Agreement or any judgment entered by any court in respect of such suit, action or proceeding, the Client and the Administrator expressly submit to the exclusive jurisdiction of any Illinois State or Federal Court sitting in the city of Chicago.  The Client and the Administrator irrevocably waive any objection either may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(h)           Waiver of Jury Trial.  THE CLIENT AND ADMINISTRATOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER AND AGREE THAT ANY SUCH PROCEEDING SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(i)           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(j)           Headings.  Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

(k)           Interpretation.  Unless the context otherwise requires and except as varied or otherwise specified in this Agreement, words and expressions contained in this Agreement shall bear the same meaning as in the Fund Documents, provided that no alteration to the Fund Documents shall be effective for the purposes of this Agreement, unless the Administrator is given specific notice of the particular change or changes and does not object within a reasonable time.  Unless the context otherwise requires, words importing: the singular number shall include the plural and vice versa and the masculine gender shall include the feminine and vice versa.

(1)           Severability.  If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement; or (ii) the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

(m)           No Third Party Beneficiaries.  Except as expressly provided herein, this Agreement is not intended to and shall not convey any rights to Persons not a party to this Agreement.

(n)           Client Acknowledgment.  The Client-acknowledges that the Administrator is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ADMINISTRATOR:

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/
Name:
Title:

CLIENT:

DMR MORTGAGE OPPORTUNITY FUND LP

By:	/s/
Name:
Title:

Administrative Services Agreement signature page

SCHEDULE 1

Administrator; Client(s); Management Entities; Custodian

1.            Name and notice address of the Administrator (the “Administrator”):

LaSalle Bank National Association
540 West Madison Street, 18th Floor
Chicago, Illinois 60661
Attention:  Allison Smaluk
Telephone: (312) 992-5335
Facsimile: (312) 276-8753

2.	Name and notice address of the Client(s) (referred to collectively throughout the Agreement as the “Client”):

DMR Mortgage Opportunity Fund LP
c/o Declaration Management & Research LLC
1800 Tysons Boulevard, Suite 200
McLean, VA 22102

3.	Principal Address of the Client(s):

DMR Mortgage Opportunity Fund LP
c/o Declaration Management & Research LLC
1800 Tysons Boulevard, Suite 200
McLean, VA 22102

4.	State/Country in which the Client(s) is (are) organized, and date of organization:

Delaware, USA
April 7, 2008

5.
Management entity for the Client(s) (referred to throughout the Agreement as the “Manager”) (with respect to (i) a Limited Partnership, the term “Manager” shall refer to the General Partner or General Partners; (ii) a Limited Liability Company, the term “Manager” shall refer to the Managing Member or Managers; (iii) an exempted company (or similar entity), the term “Manager” shall refer to the Board of Directors; and (iv) any other entity, the term “Manager” shall refer to such entity, analogous to the foregoing management entities, set forth immediately following):

Declaration Management & Research LLC
1800 Tysons Boulevard, Suite 200
McLean, VA 22102

6.	Custodian of the Client(s) is LaSalle Bank National Association pursuant to Agreement dated ___________ between the Client(s) and Custodian.

Schedule 1 Page 1

7.
Interests issued by the Client(s) to Investors (referred to throughout the Agreement as “Interests”) (with respect to (i) a Limited Partnership, the term “Interests” shall refer to the limited partnership interests of such entity; (ii) a Limited Liability Company, the term “Interests” shall refer to the limited liability company interests of such entity; (iii) an exempted company (or similar entity), the term “Interests” shall refer to the participating shares of such entity; and (iv) any other entity, the term “Interests” shall refer to such interests, analogous to the foregoing, set forth immediately following):

Limited Partnership Interests

8.	Pricing sources to be used by the Client or Manager:

Primary: ___________________________
Secondary: _________________________
Tertiary: ___________________________

Schedule 1 Page 2

SCHEDULE 2

Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

 “Administrator” has the meaning set forth in the introduction of this Agreement.

“Administrator Information” means all confidential information relating to the relationship of the Client and the Administrator hereunder or otherwise relating to the Administrator and its businesses to the extent such information is identified to the Client as private or proprietary or confidential, and all information provided by the Administrator to the Client via the internet including, but not limited to, databases and the selection, co-ordination, and arrangement of the contents thereof.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.

“Agreement” has the meaning provided in the caption hereof as amended, supplemented, or restated from time to time.

“Applicable Law” means any legal process, law, rule, regulation, administrative order, supervisory guideline or policy of any governmental or regulatory authority, whether or not having the effect of law, applicable to the Administrator.

“Authorized Person” means those Persons specified in Schedule 5 hereto as of the date hereof or otherwise from time to time identified in writing to the Administrator by the Client or the Manager, respectively, as authorized on behalf of the Client or the Manager, respectively, to direct the Administrator hereunder and/or to access internet-based reports and services as provided herein.  The Administrator shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from the Client or the Manager, as the case may be, to the contrary.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and Chicago, Illinois, are authorized or obligated by law or by local proclamation to close.

“Client” has the meaning set forth in the introduction.

“Client Parties” means the Client, the Manager and their respective officers, directors, partners, members, managers, employees, auditors, counsel and other agents.

“Confidential Information” means the Records and any other information that the Client (or the Manager on behalf of the Client) furnishes to the Administrator on a confidential basis by informing the Administrator that such information is confidential or marking such information as such, but does not include any such information that (a) is or at the time of disclosure has become generally available to the public other than as a result of a disclosure by the Administrator or its directors, officers, employees, advisors or agents in breach of this

Schedule 2 Page 1

Agreement, (b) was available to the Administrator on a non-confidential basis prior to its disclosure to the Administrator by the Client, or (c) has been authorized by the Client or the Manager to be disseminated on a non-confidential basis.

“Custodian” means the Custodian under the Custody Agreement.

“Custody Agreement” means the Custody Agreement between the Custodian and the Client specified in Schedule 1, Section 6, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Force Majeure” has the meaning set forth in Section 14.

“Fund Documents” means the Memorandum, the subscription documents, the partnership or limited liability company agreement, and the memorandum and articles of association and any other constituent documents of the Client certified copies of which have been identified as such and provided to the Administrator.

“Gramm-Leach-Bliley Act” means the Gramm-Leach-Bliley Act of 1999, as amended.

“Indemnified Party” has the meaning set forth in Section 11(a).

“Instructions” means instructions by the Client or the Manager, as the case may be, to the Administrator in the form of an authenticated notification communicated to the Administrator, which may be provided by facsimile transmission or email followed by delivery of the original, or by such other means as may be agreed to from time to time by the Parties, specifying directions or other instructions to the Administrator as provided herein, given by an Authorized Person.

“Interests” has the meaning set forth in Schedule 1, Section 7.

“Investor” means any Person which may have a direct or indirect investment in the Client.

“Losses” has the meaning set forth in Section 11(a).

“Manager” has the meaning set forth in Schedule 1, Section 5.

“Material Agreements” means any material agreement entered into between the Client and any Person, certified copies of which have been identified as such and provided to the Administrator.

“Memorandum” means the private placement memorandum of the Client, as amended from time to time in accordance with the terms thereof.

“Operating Account” has the meaning set forth in Section 4(f).

“Parties” has the meaning set forth in the introduction.  Schedule 1 Page 2

Schedule 2 Page 2

“Person” means any natural person, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or any government or any political subdivision or agency, department or instrumentality thereof.

“Records” means all books, records and other documents pertaining to the Client and its Investors, maintained by the Administrator in relation to the provision of the Services, received or prepared by the Administrator from or on behalf of the Client.

“Services” has the meaning set forth in Section 2(b).

“Sub-Contractor” has the meaning set forth in Section 6.

“Termination Date” has the meaning set forth in Section 13(a).

Schedule 2 Page 3

SCHEDULE 3
Services

Set Up

1.	Review the Client’s operating procedures and offering documents prepared by the Client and/or Client’s legal counsel.
2.	Establish LBNA custodial accounts and/or electronic data connections between LBNA and external service providers.
3.	Configure systems, processes and reports.
4.	Capture, input and reconcile historical data, if applicable.

Custodial and Cash Management Services

1.	Maintain bank, brokerage and custodial accounts.
2.	Process, maintain and safeguard securities.
3.	Receive and disburse all monies, bills, notes and securities on behalf of the Client.
4.	Pay expenses and invoices of the Client.
5.	Transfer monies between bank, brokerage and custodial accounts.
6.	Calculate interest allocations to investors on cash balances held in Client accounts.
7.	Disburse fees and expenses to the Client or the Manager, as appropriate.
8.	Process payments in respect of subscriptions and redemptions of capital and any distributions declared by the Client on the Interests.
9.	Process distributions declared by Directors, General Partner, Managing Member or equivalent entity or Investment Manager to the Investors.

Transaction Services

1.	Capture trades, investments and other cash transactions.
2.	Reconcile transactions, trades, positions, cash, and other balances.
3.	Reconcile bank and brokerage accounts.
4.	Prepare trade-break reconciliation reports and liaise with Client and broker to resolve discrepancies.
5.	Reconcile information provided by the Client’s prime broker and the Custodian, where applicable, with information provided by the Client or the Manager.

Financial and Accounting Services

1.	Maintain the Client’s customary financial and accounting books and records and calculate customary information including, but not limited to:

·      subscriptions, redemptions, transfers, assignments and conversions, if applicable;
·      income, expense and related accruals;
·      management and incentive fees with supporting schedules;
·      deferred management and incentive fees for the Client;
·      the net asset value and the net asset value per share of each class and series, if appropriate, in accordance with Fund documents; and

Schedule 3 Page 1

·	the Client’s compliance with the “25% Test” for Benefit Plan Investors, in accordance with Fund documents, and take such actions as reasonably requested by the Client or the Manager

2.	Prepare monthly financial statements, in conformity with the accounting standards adopted by the Client, such financial statements to include:

·      Statement of Assets and Liabilities,
·      Statement of Operations,
·      Statement of Changes in Net Assets,
·      Portfolio listings,
·      Statement of Cash Flows (annually), and
·      Footnotes (annually).

3.	Provide accounting reports and/or support schedules as agreed between the Administrator and the Client including, but not limited to:

·      pre- and post-fee valuation,
·      profit and loss by broker or custodian,
·      investor capital activity, and
·      other cash activity.

4.	Prepare the Client’s books and records (including specific schedules) in order to:

·      draft annual financial statements and footnotes;
·      liaise with auditors in their review and approval of the annual financial statements;
·      liaise with tax preparers in their review and preparation of the annual tax filings; and
·      provide information required by the Manager to prepare and file documentation required by the Investment Advisors Act of 1940.

Investor, Registrar and Transfer Agent Services

1.
Establish, maintain, process and record the Client’s customary investor books and records and related transactions, subject to timely receipt thereof and, upon receipt of instructions from the Client, including, but not limited to:

·      investor register and capital accounts;
·      subscriptions, redemptions, transfers, assignments and conversions, if applicable;
·      investor checks against OFAC and EU restricted persons lists; and
·      investor questionnaires and certificates.

2.	Prepare and distribute to Investors and interested parties relevant correspondence including, but not limited to:

·      acknowledgements, acceptance letters, confirmations and interest certificates, as applicable;
·      monthly investor statements;
·      applicable copies of audited annual financial statements;

Schedule 3 Page 2

·      applicable tax information; and
·      Manager reports prepared by or on behalf of the Client.

Additional Services

1.	Provide such additional services on such terms as may be mutually agreed in writing by the Client and the Administrator from time to time.

Schedule 3 Page 3

SCHEDULE 4
Fees

The Client shall pay to the Administrator for the performance of the Services the following fees:

A. Setup Fee	$5,000

B. Administrative Services Fee

I. Minimum Monthly Fee:	$10,000

II. Tiered Fee Structure:
-Assets under Management	-Annual Percentage
$0-$300M	7 bps
$300M and over	6 bps

The Setup Fee shall be payable in full on the later of the date of this Agreement or the date of initial funding of the Client.

The Administration Fee:

1.
shall be calculated and made payable monthly in arrears and taken as the greater of the Minimum Monthly Fee or the monthly portion of the asset-based annual percentage described in the Tiered Fee Structure above as applied to the Client’s Month-end net assets as of the close of business on the last day of each month;

2.
shall be calculated on the Client’s total assets minus total liabilities before any accruals for management or incentive fees and before the effect of redemptions plus unfunded investor commitments (the “month-end net assets”), as determined in accordance with the accounting standards adopted by the Client consistently applied, as more fully set out and described in the Client Documents;

3.	shall be charged as 7 bps annually on assets up to and including $300 million and 6 bps annually on assets greater than $300 million;

4.	shall begin to accrue on the later of the date of this Agreement or the date of initial funding of the Client;

5.	shall, if the Administration Fee begins to accrue during a month or if this Agreement terminates before the end of a month, be pro rated for that month.

Notice: The Administrator reserves the right to renegotiate all fees if, at any time, a material change occurs in the scope of the work requested by the Client that was not discussed with the Administrator prior to the Client and the Administrator entering into this Agreement.

Schedule 4 Page 1

Declaration Management
& Research LLC

1800 Tysons Blvd., Suite 200
McLean, VA 22102

www.declaration.com

[LOGO OMITTED]
EXHIBIT A	Declaration
Power of Attorney

LIMITED POWER OF ATTORNEY

In connection with the Administrative Services Agreement (the “Agreement”) between DMR Mortgage Opportunity Fund LP and LaSalle Bank National Association (the “Administrator”), DMR Mortgage Opportunity Fund LP hereby appoints the Administrator as its true and lawful attorney, with full power of substitution to do all or any of the following acts:

·	To execute any and all documents in the name of DMR Mortgage Opportunity Fund LP as may be necessary or advisable to perform the services contemplated by the Agreement;

·	To perform any and all acts in the name of DMR Mortgage Opportunity Fund LP as may be necessary or advisable to perform the services contemplated by the Agreement;

·	To use the Administrator’s appointed agent to carry out any of the actions indicated in the previous paragraphs.

This Power of Attorney shall remain in full force and effect in until this Power of Attorney is revoked by DMR Mortgage Opportunity Fund LP, or the Agreement is terminated.

Name of Company: DMR Mortgage Opportunity Fund LP

Signature:

Title: William P. Callan, Jr., President
Date: 04/30/2008

Signature attested by
Stamp and signature of Notary Public